Exhibit 10.37

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

BETWEEN HARRY J. WALSH AND TREEHOUSE FOODS, INC.

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) dated as of February 24, 2014, is between TREEHOUSE FOODS, INC., a Delaware corporation (the “Company”), and HARRY J. WALSH (the “Executive”).

WHEREAS, Executive is party to an Employment Agreement dated January 27, 2005 (the “Agreement”) with the Company, as amended;

WHEREAS, the parties have previously amended the Agreement and now desire to further amend the Agreement to, among other changes, eliminate the change in control excise tax gross-up and instead provide for a “best net” cutback which would cause an automatic reduction in change in control severance payments and benefits in the event such reduction would result in Executive receiving greater payments and benefits on an after-tax basis; and

WHEREAS, pursuant to Section 10(k) of the Agreement, amendment can only be made to the Agreement pursuant to written consent of the Company and Executive.

NOW, THEREFORE, BE IT RESOLVED, in consideration of the foregoing, it is mutually agreed that the Agreement is amended effective February 24, 2014, in the following particulars:

1. By deleting the last sentence of paragraph (g) of Section 8 of the Agreement (which had contained a reference to excise tax reimbursements) and substituting the following new sentence in lieu thereof:

“Any expense reimbursement or other payment to or for the benefit of Executive under Section 7(c), 7(d) or 10(e) of the Agreement shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred by or for the Executive and no such reimbursement or amount of expenses eligible for reimbursement in one year shall affect the expenses eligible for reimbursement in any other year.”

2. By deleting paragraph (h) of Section 8 of the Agreement in its entirety and inserting the following new paragraph (h) in lieu thereof:

“(h) Parachute Excise Tax – No Gross-Up Payment; Possible Reduction of Payments.

(i) If it is determined that any amount or benefit to be paid or payable to Executive under this Agreement or otherwise in conjunction with Executive’s employment would give rise to liability of Executive for the excise tax imposed by Section 4999 of the Code, as amended from time to time, or any successor provision (the ‘Excise Tax’), then the amount or benefits payable to Executive (the total value of such amounts or benefits, the ‘Payments’) shall be reduced by the Company to the extent necessary so that no portion of the Payments to Executive is subject to the Excise Tax; provided, however, such reduction shall be made only if it results in Executive retaining a greater amount of Payments on an after-tax basis (taking into account the Excise Tax and applicable federal, state, and local income and payroll taxes).  In the event Payments are required to be reduced pursuant to this Section 8(h), they shall be reduced in the following order of priority in a manner consistent with Section 409A of the Code: (A) first from cash compensation, (B) next from equity compensation, then (C) pro-rata among all remaining Payments and benefits.

(ii) The independent public accounting firm serving as the Company's auditing firm, or such other accounting firm, law firm or professional consulting services provider of national reputation and experience reasonably acceptable to the Company and Executive (the ‘Accountants’) shall make in writing in good faith all calculations and determinations under this Section 8(h), including the assumptions to be used in arriving at any calculations.  For purposes of making the calculations and determinations under this Section 8(h), the Accountants and each other party may make reasonable assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code.  The Company and Executive shall furnish to the Accountants and each other such information and documents as the Accountants and each other may reasonably request to make the calculations and determinations under this Section 8(h).  The Company shall bear all costs the Accountants incur in connection with any calculations contemplated hereby.”

3. By adding the following new paragraph (p) of Section 10 of the Agreement:

“(p)  Code Section 409A Policies and Procedures.  This Agreement incorporates the terms of the TreeHouse Foods, Inc. Code Section 409A Policies and Procedures, originally effective as of January 1, 2009 and as may be amended from time to time.”

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of this 24 day of February, 2014.

TREEHOUSE FOODS, INC.

By:	/s/ Sam K. Reed
Sam K. Reed
President and Chief Executive Officer

EXECUTIVE:
/s/ Harry J. Walsh
Harry J. Walsh